EXHIBIT 10.1


                           CHANGE IN CONTROL AGREEMENT
                             SENIOR VICE PRESIDENTS

                                                               May  30, 1997

Dear Mr. Crudele:

         This letter will confirm our understanding concerning your employment with The Sports Authority, Inc. (the "Company").

         1. If there is a Change in Control of the Company while you are employed by the Company and if your employment with the Company is terminated by the Company other than for Cause or if you terminate your employment with the Company for Good Reason, in either case within a two-year period following such a Change in Control, the Company will pay to you an amount equal to two times the sum of (i) your annual rate of base salary at the time of termination or immediately prior to the Change in Control, whichever base salary amount is greater, and (ii) the "on plan" bonus amount targeted for you for the fiscal year in which termination occurs or the fiscal year immediately prior to the Change in Control, whichever bonus amount is greater; provided, however, that the amount of such payment may be reduced as provided in paragraph 3. Such payment shall be made within fifteen days after your termination, or as promptly thereafter as possible if the procedures set forth in paragraph 3 cannot be completed within fifteen days.

         2. (a) Termination by the Company for "Cause" means termination based on (i) conduct which is a material violation of Company policy, as in effect immediately before any Change in Control, or which is fraudulent or unlawful or which materially interferes with your ability to perform your duties, (ii) misconduct which damages or injures the Company or substantially damages the Company's reputation, or (iii) gross negligence in the performance of, or willful failure to perform, your duties and responsibilities.

            (b) Termination by you for "Good Reason" means termination based on the occurrence without your express written consent of any of the following:
(i) a significant diminution by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company, other than for Cause, (ii) a reduction in your base salary, other than for Cause and other than as part of an across-the-board reduction in salaries of management personnel (including all Vice Presidents and above) of less than 20%, (iii) a material diminution by the Company of benefits (taken as a whole) provided to you immediately prior to the Change in Control, or (iv) the relocation of the Company's principal executive offices to a location outside of Broward County, Palm Beach County or Dade County, Florida or any requirement that you be based anywhere other than the Company's principal executive offices.

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            (c) A "Change in Control" shall be deemed to have occurred if:

                           (i)  the "beneficial ownership" (as defined in Rule
l3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

                           (ii)  the shareholders of the Company approve a
definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or

                           (iii)  during any period of three consecutive years,
individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

         3. If it is determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate present value of amounts payable or distributable to you or for your benefit pursuant to this agreement (such payments or distributions pursuant to this agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under Section 4999 of the Code. For this purpose, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

         All determinations to be made under this paragraph 3 shall be made by the Company's independent public accountant immediately prior to the Change in Control (the "Accounting Firm")), which firm shall provide its determinations and any supporting calculations both to the Company and to you within ten days of your termination. Any such determination by the Accounting Firm shall be binding on both the Company and you. You shall, in your sole discretion, determine which and how much of any Payment will be eliminated or reduced consistent with the requirements of this paragraph 3. Within five days after this determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for your benefit such amounts as are then due to you under this agreement.

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         As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the termination of your employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you which you shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); PROVIDED, HOWEVER, that no amount shall be payable by you to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. If the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the Federal Rate.

         All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm against any and all claims, damages and expenses resulting from or relating to such determinations, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         4. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee or executive benefit plan of the Company which provides benefits after termination of employment, other than a severance pay plan. You shall not be required to mitigate the amount of any payment or benefit provided for in this agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise. The payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

         5. It is the intent of the parties that you not be required to incur any expenses associated with the enforcement of your right to receive payments due under this agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you. Accordingly, the Company shall pay you on demand the amount necessary to reimburse you in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by you in enforcing the obligations of the Company to make the payments due under this agreement.

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         6. This agreement shall terminate on July 31, 1999 and shall be automatically renewed for successive one-year periods unless the Company notifies you or you notify the Company in writing that this agreement will not be renewed at least sixty days prior to the end of the current term, provided, however, that (i) after a Change in Control during the term of this agreement, this agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (ii) this agreement shall terminate if, prior to a Change in Control, your employment with the Company or any of its Subsidiaries shall terminate for any reason other than as provided herein.

         7. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to acknowledge expressly that this agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this agreement. As used in this agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

         8. All payments hereunder shall be subject to applicable tax withholding and deductions.

         9. Nothing in this agreement shall be construed as giving you any right to be retained in the employ of the Company.

         10. This agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

         11. This agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company as to such subject matter. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

         12. If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

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         Please indicate your agreement by signing below and retain one copy for you records.

                                                     Sincerely,

                                                     THE SPORTS AUTHORITY, INC.

                                                     By:________________________

Agreed:

_____________________________

Date:  May 30, 1997